Exhibit 3.1

STATEMENT TO AMEND AND RESTATE THE
ARTICLES OF INCORPORATION OF
GAS SHIPS LIMITED
UNDER SECTION 93 OF THE
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

I, Dimitris Dreliozis, the Chief Financial Officer of Gas Ships Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Corporation"), for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Business Corporations Act, as amended, hereby certify that:
1.	The name of the Corporation is: Gas Ships Limited.
2.	The Articles of Incorporation were filed with the Registrar of Corporation as of the 16th day of January 2017 under the name LPG Investments Inc.
3.	The Articles of Amendment were filed with the Registrar of Corporation as of the 8th day of December 2017, changing the name of the Corporation to "Gas Ships Limited."
4.	Articles A through H of the Articles of Incorporation are hereby replaced by the Amended and Restated Articles of Incorporation attached hereto.
5.	These Amended and Restated Articles of Incorporation were authorized by actions of the board of directors and shareholders of the Corporation.
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IN WITNESS WHEREOF, I have executed these Articles of Amendment on this 12th day of March 2018.
By: /s/ Dimitris Dreliozis Name: Dimitris Dreliozis Title: Chief Financial Officer

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
GAS SHIPS LIMITED
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
A.	The name of the corporation shall be Gas Ships Limited (the "Corporation").
B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the "BCA").
C.
The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH96960.The name of the Corporation's registered agent at such address is The Trust Company of the Marshall Islands, Inc. The board of directors of the Corporation (the "Board") may establish branches, offices or agencies of the Corporation in any place in the world and may appoint legal representatives anywhere in the world.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is one billion five hundred million (1,500,000,000) registered shares, of which:
(a)	One billion (1,000,000,000) shall be designated as shares of common stock with a par value of one United States cent (U.S.$0.01) per share; and
(b)
Five hundred million (500,000,000) shall be designated as preferred shares with a par value of one United States cent (U.S.$0.01) per share. The Board shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board providing for the issuance of such preferred shares.

E.
No holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury stock of the Corporation, or any other share of any class or series of the Corporation's shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board may issue or dispose of any such unissued or treasury stock, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

F.	The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

G.	The name and address of the incorporator is:
Name	Post Office Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands
H.	Corporate existence began upon filing the initial Articles of Incorporation with the Registrar of Corporations on January 16, 2017.
I.	(a)	The Board shall consist of such number of directors, not less than one, as shall be determined from time to time by the Board as provided in the by-laws.
(b)
At any time that the Board is comprised of at least three members, the Board shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one or another of the three classes expiring each year. As soon as practicable after the Board is comprised of three or more members, the Board shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of shareholders held after the Board is comprised of three or more members, the term of office of the second class to expire at the second annual meeting of shareholders held after the Board is comprised of three or more members and the term of office of the third class to expire at the third annual meeting of shareholders held after the Board is comprised of three or more members. Commencing with the first annual meeting of shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class, if any, as the directors whom they succeed, and each of them shall hold office until the next annual meeting of shareholders (assuming the Board is not classified) or the third succeeding annual meeting of shareholders if the Board is then classified, and until such director's successor is elected and has qualified. Any vacancies in the Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by applicable law, whenever the holders of any one or more series or class of shares shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(c)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the by-laws of the Corporation), any director or the entire Board may be removed at any time, but only for cause and only by the affirmative vote of two-thirds votes cast at an annual meeting of shareholders by the holders of shares entitled to vote thereto (considered for this purpose as one class).

(d)
Directors shall be elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(e)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J.
The Board is expressly authorized to make, alter, amend or repeal by-laws of the Corporation by a vote of not less than 66 2/3% of the entire Board, and the shareholders may not make additional by-laws and may not alter, amend or repeal any by-law. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K.	(a)	The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the Person became an Interested Shareholder, unless:
(1)	prior to such time, the Board approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;
(2)
upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock that is not owned by the interested shareholder; or

(4)	the shareholder became an Interested Shareholder prior to the date hereof.
(b)	The restrictions contained in this section shall not apply if:
(1)
A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)
The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)	a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);
(ii)
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)	a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.
The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article K.
(c)	For the purpose of this Article K only, the term:
(1)	"Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls, or is controlled by, or is under common Control with, another Person.
(2)
"Associate," when used to indicate a relationship with any Person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 15% or more of any class of voting shares; (ii) any trust or other estate in which such Person has at least a 15% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(3)	"Business Combination," when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:
(i)
Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii)
Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)
Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder's proportionate share of the any class or series of shares;

(iv)
Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)
Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)
"Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise. A Person who is the Owner of 15% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)
"Interested Shareholder" means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the Affiliates and Associates of such Person; provided, however, that the term "Interested Shareholder" shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of voting shares of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the Person through application of paragraph (6) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)	"Owner," including the terms "own" and "owned," when used with respect to any shares, means a Person that individually or with or through any of its affiliates or associates:
(i)	Beneficially owns such shares, directly or indirectly; or
(ii)
Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any shares because of such Person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)
Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(7)	"Person" means any individual, corporation, partnership, unincorporated association or other entity.
(8)
"Voting Stock" means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(d)
Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L.	The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.
M.
Any action of the shareholders of the Corporation, permitted to be taken at a meeting of shareholders, may only be taken without such meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders of the Corporation entitled to vote with respect to the subject matter thereof.

N.
At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have the power to adjourn any meeting until a quorum shall be present.

O.
No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. Any repeal or modification of this Article O shall not adversely affect any rights or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

P.
Unless otherwise provided by statute or these Amended and Restated Articles of Incorporation, the affirmative vote of two-thirds or more of the votes cast by the holders of shares entitled to vote thereon (considered for this purpose as one class), provided that such number of affirmative votes constitutes a majority of the total number of votes eligible to be cast by holders of shares issued and outstanding and entitled to vote (considered for this purpose as one class), shall be required to amend, alter, change or repeal these Amended and Restated Articles of Incorporation. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Corporation's by-laws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article P.

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IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the 12th day of March, 2018.
By: /s/ Dimitris Dreliozis Name: Dimitris Dreliozis Title: Chief Financial Officer